Exhibit 99.1

SIGNET REPORTS SECOND QUARTER FINANCIAL RESULTS

SAME STORE SALES INCREASE 3.6%, DILUTED EPS $0.84

KAY SAME STORE SALES UP 5.8%

HAMILTON, Bermuda, August 29, 2013 – Signet Jewelers Ltd (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced its results for the 13 weeks (“second quarter Fiscal 2014”) and the 26 weeks ended August 3, 2013.

Mike Barnes, Chief Executive Officer, commented: “We delivered solid second quarter results as expected, driven by same store sales increases of 3.6% overall and 4.9% in the US led by Kay up 5.8% and Jared up 5.5%. Our earnings per share of $0.84 were at the high-end of our guidance; excluding Ultra our earnings per share were $0.90. All results were, as previously explained, impacted by the Mother’s Day calendar shift. I would like to thank all Signet associates for their contributions to these results.

We continue to believe we are poised to drive profitable market share with exciting programs in place to achieve this result over the balance of the year. We will focus on our competitive strengths led by our talented sales teams, supported by an exciting merchandise selection, increased advertising impressions that captivate consumers and the strength of our eCommerce initiatives. These combined efforts have us well-positioned for the all-important holiday season and to meet our objectives for the year.”

2014 Guidance:

For the third quarter, the Company expects:

•	Same store sales to increase in the low-single-digit range.

•	As a result, diluted earnings per share (“EPS”) are expected to be in the range of $0.37 to $0.43, based on an estimated 80.5 million weighted average common shares outstanding.

•	In the second quarter we completed key actions for the integration of Ultra as planned. In the third quarter we expect Ultra dilution to range from $0.00 to $0.02.

For the full Fiscal 2014 year, the Company anticipates:

•	Approximately 80.4 million to 80.8 million weighted average common shares outstanding.

•	Capital expenditures in the range of $180 million to $195 million, which includes costs related to: (i) the opening of 75 to 85 new Kay and Jared stores (ii) store remodels (iii) digital and information technology infrastructure, and (iv) outlet channel capital spending.

Second Quarter Fiscal 2014 Sales Highlights:

Total sales were $880.2 million, up $26.3 million or 3.1% compared to $853.9 million in the 13 weeks ended July 28, 2012 (“second quarter Fiscal 2013” or “prior year second quarter”). Same store sales increased 3.6% compared to an increase of 7.1% in the second quarter Fiscal 2013. eCommerce sales were $31.2 million compared to $24.2 million in the second quarter Fiscal 2013, up $7.0 million or 28.9%.

•	In the US division, total sales were $741.1 million (second quarter Fiscal 2013: $701.9 million), up $39.2 million or 5.6%. Same store sales increased 4.9% compared to an increase of 8.2% in the second quarter Fiscal 2013. Sales increases were driven by particular strength in bridal, colored diamonds and watches. Kay and Jared experienced increases in both transaction counts and average transaction value. eCommerce sales in the US were $25.3 million compared to $18.6 million in second quarter Fiscal 2013, up $6.7 million or 36.0%.

•

In the UK division, total sales were $139.1 million (second quarter Fiscal 2013: $152.0 million), down $12.9 million or 8.5%. Same store sales decreased 2.4% compared to an increase of 2.1% in the second quarter Fiscal 2013. The total sales decline was primarily due to a same store sales decrease of $3.4 million, the impact of closed stores of $5.6 million and currency fluctuation of $3.9 million. In Ernest Jones, the number of transactions increased driven primarily by strength in branded bridal and watches, excluding Rolex, and the average transaction value was lower, primarily due to the impact from Rolex being offered in fewer stores. In H.Samuel, the number of transactions declined, primarily due to store closures and lower traffic. This resulted in lower sales across many merchandise categories, partly offset by strength in branded bridal products. Sales in both businesses were impacted by lower bead transactions. eCommerce sales in the UK were $5.9 million compared to $5.6 million in second quarter Fiscal 2013, up $0.3 million or 5.4%.

	Change from previous year
Second Quarter Fiscal 2014	Same store sales¹,²	Non-same store sales, net²,³	Total sales at constant exchange rate[4]	Exchange translation impact[4]	Total sales as reported	Total sales (in millions)

Kay	5.8%	(3.6)%	2.2%	—	2.2%	$427.9
Jared	5.5%	(1.1)%	4.4%	—	4.4%	$232.2
Regional brands	(4.6)%	(10.8)%	(15.4)%	—	(15.4)%	$51.5

US, excluding Ultra	4.9%	(3.5)%	1.4%	—	1.4%	$711.6
Ultra[5]	—	4.2%	4.2%	—	4.2%	$29.5

US	4.9%	0.7%	5.6%	—	5.6%	$741.1

H.Samuel	(2.4)%	(2.9)%	(5.3)%	(2.5)%	(7.8)%	$72.6
Ernest Jones[6]	(2.4)%	(4.5)%	(6.9)%	(2.4)%	(9.3)%	$66.5

UK	(2.4)%	(3.7)%	(6.1)%	(2.4)%	(8.5)%	$139.1

Signet	3.6%	—	3.6%	(0.5)%	3.1%	$880.2

1.	Based only on stores operated for 12 months.
2.	The 53rd week in Fiscal 2013 has resulted in a shift in Fiscal 2014, as the fiscal year began a week later than the previous fiscal year. As such, same store sales are being calculated by aligning the weeks of the quarter to the same weeks in the prior year. Total reported sales continue to be calculated based on the reported fiscal periods, with the difference being reported within non-same store sales. Total sales in the US in the second quarter Fiscal 2013 included $32.2 million due to the shift of the Mother’s Day promotion.
3.	Includes all sales from stores not open or owned for 12 months, as well as results from all store locations acquired in the Ultra acquisition.
4.	Non-GAAP measure.
5.	Includes results for all store locations acquired in the Ultra acquisition. The change from previous year is calculated as a percentage of total US sales.
6.	Includes stores selling under the Leslie Davis nameplate.

Second Quarter Fiscal 2014 Selected Financial Highlights:

Gross margin was $309.7 million or 35.2% of sales compared to $311.2 million or 36.4% of sales in the second quarter Fiscal 2013. The inclusion of the results for Ultra increased gross margin dollars by $5.7 million; however, it reduced the consolidated gross margin rate by 50 basis points and the US gross margin rate by 70 basis points. The Ultra gross margin is lower than the core US business due to lower Ultra store productivity and the impact of the Ultra integration.

•	Gross margin dollars in the US increased by $1.3 million compared to second quarter Fiscal 2013, reflecting higher sales offset by a gross margin decrease of 180 basis points. The lower gross margin was primarily attributed to the following components: gross merchandise margin decreased by 50 basis points, which was attributed to Ultra; and store occupancy and operating costs deleveraged by 70 basis points, of which 40 basis points was due to Ultra and the remaining 30 basis point change was a result of the impact of the increase in new store openings. The US net bad debt ratio increased to 4.9% of sales compared to 4.5% of sales in prior year second quarter. The increase in the ratio was primarily due to the growth in the outstanding receivable balance. In addition, the US division experienced a slight decline in collection efficiency and a change in the credit mix.

•	In the UK, gross margin dollars decreased $2.8 million, primarily reflecting the impact of decreased sales and currency fluctuation offset by a gross margin rate increase of 40 basis points. Currency translation costs were $1.1 million of the decrease in gross margin. The gross margin rate increase was primarily driven by sales mix.

Selling, general and administrative expenses (“SGA”) were $250.5 million (second quarter Fiscal 2013: $240.3 million), up $10.2 million or 4.2%. As a percentage of sales, SGA increased by 40 basis points to 28.5%. The inclusion of the results for Ultra increased SGA by $13.5 million and increased the consolidated SGA rate by 70 basis points. Ultra SGA is expected to decline as the final steps of the integration are completed. SGA spending was well-controlled and leverage was realized primarily on expenses in the US. SGA expense in the UK declined by $2.9 million, reflecting the impact of cost reductions and currency fluctuations.

Other operating income, net was $46.3 million (second quarter Fiscal 2013: $40.0 million), up $6.3 million or 15.8%. This increase was primarily due to higher interest income earned from higher outstanding receivable balances.

Operating income was $105.5 million (second quarter Fiscal 2013: $110.9 million), down $5.4 million or 4.9%. Operating margin declined 100 basis points to 12.0%.

•	The US division’s operating income including Ultra was $111.5 million (second quarter Fiscal 2013: $117.3 million), down $5.8 million or 4.9%. Operating margin for the US division including Ultra was 15.0% (second quarter Fiscal 2013: 16.7%), down 170 basis points. Excluding Ultra, the US division’s operating income was $119.3 or 16.8% of sales, up 10 basis points.

•	The UK division’s operating loss was $0.8 million (second quarter Fiscal 2013: $0.3 million loss), an increase of $0.5 million. Operating margin for the UK division decreased by 40 basis points to (0.6)% (second quarter Fiscal 2013: (0.2)%).

Income tax expense was $37.1 million (second quarter Fiscal 2013: $39.5 million), an effective tax rate of 35.5% (second quarter Fiscal 2013: 35.8%). The decrease in the second quarter tax rate was primarily due to a reduction in foreign tax rates and lower disallowable expenses.

Net income was $67.4 million, or $0.84 per diluted share (second quarter Fiscal 2013: $0.85), down $0.01 or 1.2%. Excluding Ultra, EPS increased $0.05 to $0.90, up 5.9%. The weighted average diluted number of common shares outstanding was 80.7 million compared to 83.0 million in the second quarter Fiscal 2013.

Balance Sheet and Other Highlights at August 3, 2013:

Cash and cash equivalents were $212.9 million compared to $237.5 million as of July 28, 2012 due to higher earnings offset principally by share repurchases and the Ultra acquisition.

Signet repurchased 374,613 shares in the second quarter Fiscal 2014 at an average cost of $66.74 per share. As of August 3, 2013, there was $325.0 million remaining under Signet’s 2013 share repurchase authorization program.

Net accounts receivable were $1,152.1 million, up 11.6% compared to $1,032.2 million as of July 28, 2012. The credit participation rate was 57.1% in the 26 weeks ended August 3, 2013 (“year to date Fiscal 2014”) compared to 57.5% in the 26 weeks ended July 28, 2012 (“year to date Fiscal 2013”). Excluding the sales from Ultra, the credit participation rate was 58.9% compared to 57.5% in year to date Fiscal 2013, driven primarily by higher bridal and branded sales.

Net inventories were $1,417.7 million, up 8.0% compared to $1,312.8 million as of July 28, 2012. The increase was primarily due to the Ultra acquisition of $41.7 million and rough diamond purchases of $32.3 million. Excluding these items, inventory increased by 2.4%.

Store Count	Kay Mall	Kay Off-mall	Kay Total	Jared	Regionals	Ultra¹	US Total	UK	Signet Total

Feb 2, 2013	763	186	949	190	194	110	1,443	511	1,954
Openings	5	19	24	—	—	2	26	1	27
Closures	(4)	(8)	(12)	—	(1)	(7)	(20)	(12)	(32)

August 3, 2013	764	197	961	190	193	105	1,449	500	1,949

1.	Includes 65 stores that have been converted from Ultra store locations to Kay outlets. Excludes Ultra licensed jewelry departments.

Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET (1:30 p.m. BST and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

US dial-in:	+1 (847) 585 4405	Access code: 35470139
International dial-in:	+44 (0) 20 3147 4818	Access code: 35470139

A replay and transcript of the call will be posted on Signet’s website as soon as they are available and will be accessible for one year.

Contacts:

Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1 (330) 668 5412

Press:	Alecia Pulman, ICR, Inc.	+1 (203) 682 8224

Key Investor Relations Events:

September 10	Goldman Sachs Consumer Conference, New York

September 11	CL King Conference, New York

October 8	Investor Day, New York

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “believes,” “anticipates,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, and changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 28, 2013. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Consolidated Income Statements

(Unaudited)

	13 weeks ended		26 weeks ended
	August 3,	July 28,	August 3,	July 28,
(in millions, except per share amounts)	2013	2012	2013	2012
Sales	$880.2	$853.9	$1,873.8	$1,753.9
Cost of sales	(570.5)	(542.7)	(1,181.3)	(1,089.0)

Gross margin	309.7	311.2	692.5	664.9
Selling, general & administrative expenses	(250.5)	(240.3)	(537.5)	(504.8)
Other operating income, net	46.3	40.0	93.3	80.2

Operating income	105.5	110.9	248.3	240.3
Interest expense, net	(1.0)	(0.7)	(1.9)	(1.6)

Income before income taxes	104.5	110.2	246.4	238.7
Income taxes	(37.1)	(39.5)	(87.2)	(85.5)

Net income	$67.4	$70.7	$159.2	$153.2

Earnings per share – basic	$0.84	$0.86	$1.98	$1.82
– diluted	$0.84	$0.85	$1.97	$1.81

Weighted average common shares outstanding – basic	80.3	82.6	80.6	84.1
– diluted	80.7	83.0	81.0	84.7

(as a percent to sales)

	13 weeks ended		26 weeks ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	(64.8)	(63.6)	(63.0)	(62.1)

Gross margin	35.2	36.4	37.0	37.9
Selling, general & administrative expenses	(28.5)	(28.1)	(28.7)	(28.8)
Other operating income, net	5.3	4.7	5.0	4.6

Operating income	12.0	13.0	13.3	13.7
Interest expense, net	(0.1)	(0.1)	(0.1)	(0.1)

Income before income taxes	11.9	12.9	13.2	13.6
Income taxes	(4.2)	(4.6)	(4.7)	(4.9)

Net income	7.7	8.3	8.5	8.7

Consolidated Balance Sheets

(Unaudited)

(in millions)	August 3, 2013	February 2, 2013	July 28, 2012
Assets
Current assets:
Cash and cash equivalents	$212.9	$301.0	$237.5
Accounts receivable, net	1,152.1	1,205.3	1,032.2
Other receivables	43.0	42.1	40.4
Other current assets	79.5	85.9	71.6
Deferred tax assets	2.3	1.6	1.8
Inventories	1,417.7	1,397.0	1,312.8

Total current assets	2,907.5	3,032.9	2,696.3

Non-current assets:
Property and equipment, net of accumulated depreciation of $750.1, $724.1 and $709.8, respectively	434.9	430.4	392.0
Other assets	107.4	99.9	72.6
Deferred tax assets	127.3	104.1	120.3
Retirement benefit asset	50.7	48.5	37.8

Total assets	$3,627.8	$3,715.8	$3,319.0

Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$1.7	$—	$—
Accounts payable	130.3	155.9	136.4
Accrued expenses and other current liabilities	259.7	326.4	257.5
Deferred revenue	154.6	159.7	145.3
Deferred tax liabilities	140.8	129.6	124.7
Income taxes payable	34.4	97.1	57.0

Total current liabilities	721.5	868.7	720.9

Non-current liabilities:
Deferred tax liabilities	0.7	—	—
Other liabilities	114.6	111.3	105.2
Deferred revenue	418.4	405.9	381.9

Total liabilities	1,255.2	1,385.9	1,208.0

Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 80.5 shares outstanding (February 2, 2013: 81.4 shares outstanding; July 28, 2012: 80.9 share outstanding)	15.7	15.7	15.7
Additional paid-in capital	249.3	246.3	231.2
Other reserves	235.2	235.2	235.2
Treasury shares at cost: 6.7 shares (February 2, 2013: 5.8 shares; July 28, 2012: 6.3 shares)	(321.8)	(260.0)	(281.1)
Retained earnings	2,394.1	2,268.4	2,085.0
Accumulated other comprehensive loss	(199.9)	(175.7)	(175.0)

Total shareholders’ equity	2,372.6	2,329.9	2,111.0

Total liabilities and shareholders’ equity	$3,627.8	$3,715.8	$3,319.0

Consolidated Statements of Cash Flows

(Unaudited)

	13 weeks ended		26 weeks ended
(in millions)	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Cash flows from operating activities
Net income	$67.4	$70.7	$159.2	$153.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	25.5	23.6	51.1	46.7
Pension expense	(0.1)	0.8	(0.2)	1.6
Share-based compensation	3.5	3.0	6.5	7.1
Deferred taxation	(4.4)	(9.3)	(2.5)	(12.8)
Excess tax benefit from exercise of share options	(4.5)	—	(4.5)	—
Facility amendment fee amortization and charges	0.1	0.1	0.2	0.2
Other non-cash movements	(0.7)	(1.4)	(0.9)	(1.4)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	5.2	(7.4)	52.8	56.1
(Increase) decrease in other receivables and other assets	(4.4)	3.2	(9.9)	3.1
(Increase) decrease in other current assets	(0.5)	2.9	4.0	7.2
(Increase) decrease in inventories	(2.7)	8.4	(57.4)	(17.2)
Decrease in accounts payable	(47.6)	(18.8)	(29.3)	(46.5)
(Decrease) increase in accrued expenses and other liabilities	(5.8)	9.0	(57.1)	(53.0)
(Decrease) increase in deferred revenue	(0.4)	(3.6)	7.6	(0.9)
(Decrease) increase in income taxes payable	(15.8)	4.7	(58.2)	(20.9)
Pension plan contributions	(1.0)	(3.6)	(2.8)	(7.0)
Effect of exchange rate changes on currency swaps	(0.4)	0.5	(0.1)	1.3

Net cash provided by operating activities	13.4	82.8	58.5	116.8

Investing activities
Purchase of property and equipment	(30.4)	(36.2)	(53.6)	(54.8)
Acquisition of Ultra Stores, Inc.	1.4	—	1.4	—

Net cash used in investing activities	(29.0)	(36.2)	(52.2)	(54.8)

Financing activities
Dividends paid	(12.1)	(10.3)	(21.9)	(19.0)
Proceeds from issuance of common shares	0.2	0.3	5.2	5.4
Excess tax benefit from exercise of share options	4.5	—	4.5	—
Repurchase of common shares	(25.0)	(196.5)	(75.1)	(287.2)
Net settlement of equity based awards	0.1	(2.5)	(9.0)	(10.8)
(Repayment of) proceeds from short-term borrowings	(4.0)	—	1.7	—

Net cash used in financing activities	(36.3)	(209.0)	(94.6)	(311.6)

Effect of exchange rate changes on cash and cash equivalents	1.1	0.9	0.2	0.3
Cash and cash equivalents at beginning of period	263.7	399.0	301.0	486.8
Decrease in cash and cash equivalents	(51.9)	(162.4)	(88.3)	(249.6)

Cash and cash equivalents at end of period	$212.9	$237.5	$212.9	$237.5